CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[*]," have been filed separately with the Securities and Exchange Commission.

Wesley Rickard, Inc.
2915 Harborview Drive N.W.
Post Office Drawer 47
Gig Harbor, Washington  o  Telephone (253) 851-5141  o  Facsimile (253) 851-9391
98335

                                                April 11, 2002

Mr. Thomas C. Ludlow
Vice President & Chief Financial Officer
U.S. Timberlands Company, L.P.
625 Madison Avenue, Suite 10-B
New York, New York 10022

Dear Mr. Ludlow,

This is in response to your request, for purposes of a year-end audit, for an estimate of the fair market value determination that would result from a fair market value appraisal at January 1, 2002, if done, of the timber, premerchantable stocking and forestland and related real estate of U.S. Timberlands Klamath Falls, L.L.C. (U.S.T.). The result of this consulting assignment is our estimate that an appraisal would result in a fair market value of approximately $215 million dollars.

Our estimate is based on inventory, operating costs, product prices and constraints on production as provided by U.S.T. It was confirmed that the U.S.T. determined inventory change from 1/01/01 to 1/01/02 accounts for known transfers to U.S.T. Yakima and U.S.T. stated depletion and growth and that stated operating costs are reasonable. Product prices from U.S.T. were correlated with published prices for the relevant geographic market area.

Value loss due to Acre Exclusions and Volume Reductions due to eagles, owls, other wildlife, wetlands, stream buffers, visually sensitive areas, and low sites is estimated at $[*] million.

The Seed Orchard and Nursery value is estimated on the basis of a [*]% value increment to growth from genetically improved planting stock, the avoided cost of purchasing planting stock and the net cost of production, all as indicated by U.S.T.

Highest and Best Use value from development potential for the [*] area is recognized by an incremental value addition based on transactions in Klamath County at 3/30/2000 and at 12/12/2001.

                                         Klamath   Ochoco   U.S.T. Klamath Falls
                                         -------   ------   --------------------
                                         --------- Millions of Dollars ---------

      Merchantable Timber(a)               [*](b)    [*]            [*]
      Land & Premerchantable               [*]       [*]            [*]
                                         ---------------------------------------
      Subtotal                             [*]       [*]            [*]
      Seed Orchard & Nursery                                        [*]
      Highest & Best Use Increment                                  [*]

      Total                                                       $215.2,
                                                             i.e. $215 million

----------
(a) Merchantable timber is [*]% of the net value of log price - operating costs, i.e., conversion return reflecting the market for large fee timber property in the market area, as documented in market transactions of 10/97, 5/98, 1/99 and 7/99.

(b) Klamath merchantable timber is [*] million before a reduction of $[*] for Acre Exclusions and Volume Reductions.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[*]," have been filed separately with the Securities and Exchange Commission.

                                                            Page 2 of 5 04/11/02

           Merchantable Timber Inventory and Inventory Value Estimate
                (Depleted per U.S.T. & Grown per U.S.T. at [*]%)

                                                       Natural Stands            Plantations        Deed Sales
                                                    -------------------      -------------------    ----------
Species                                             Klamath      Ochoco      Klamath      Ochoco      Klamath
------------------------------------------------    -------      ------      -------      ------    ----------
                                                    -------------------------- MBF ---------------------------
Ponderosa/Sugar Pine                                  [*]          [*]         [*]         [*]           [*]
White Fir(1)                                          [*]          [*]         [*]         [*]           [*](10)
Lodgepole Pine(2)                                     [*]          [*]         [*]         [*]           [*]
Douglas-fir                                           [*]          [*]         [*]         [*]           [*]
Incense Cedar                                         [*]          [*]         [*]         [*]           [*]
Other Non-Commercial Spp.(3)                          [*]          [*]         [*]         [*]           [*]

Total Merchantable Timber                             [*]          [*](4)      [*](5)      [*](5)        [*](4)
Total with [*]% Growth                                [*]          [*](4)      [*](5)      [*](5)        [*](4)
Fee Timber $/MBF                                      [*](6)       [*](7)      [*](8)                    [*](9)

Fee Value Before Adjustments (in millions)            [*]          [*]         [*]                       [*]
Exclusions & Reductions (in millions)                 [*]          [*]         [*]                       [*]
Adj. Merch. Fee Timber Value Est. (in millions)       [*]          [*]         [*]                       [*]

(1)   Includes small amounts of Shasta Red Fir, Pacific Silver Fir, and Grand
      Fir.

(2) Includes small amounts of Miscellaneous Pine, White Pine, Engelmann Spruce and Jeffrey Pine.

(3) Quaking Aspen, Western Juniper, Black Cottonwood, White Oak and Mountain Hemlock.

(4)   Ochoco and Deed Sales volumes provided are already grown to 1/01/2002.

(5) Plantation merchantable timber valued is that present in addition to the plantation stock itself, e.g., patches, residuals.


      (6,7,8,9)                        $/MBF(6)   $/MBF(7)   $/MBF(8)   $/MBF(9)
      ---------                        --------   --------   --------   --------
      Average Log Price                  [*]        [*]        [*]        [*]
      Operating Cost                     [*]        [*]        [*]        [*]
      Conversion Return                  [*]        [*]        [*]        [*]
      Fee Property Market Factor         [*]        [*]        [*]        [*]
      Reconciled Fee Timber Value        [*]        [*]        [*]        [*]

(10)  Includes Hemlock.

                                 Wesley Rickard

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[*]," have been filed separately with the Securities and Exchange Commission.

                                                            Page 3 of 5 04/11/02

              Acre Exclusions and Volume Reductions Value Estimate

Inventory detail is not available for the Acre Exclusions and Volume Reductions. Data available at this time is as shown below. Inventory volume is as of 1/01/01. Exclusions and Reductions are on Klamath Natural Stands for which inventory was [*] MBF at 1/01/01.

Acre Exclusions                        Acres             Volume (MBF)
-----------------------------          -----            --------------

Bald Eagle Preservation Areas           [*]             [*]   [*] M/Ac.
Wildlife Preservation Areas             [*]             [*]   [*] M/Ac.
Spotted Owls                            [*]             [*]   [*] M/Ac.
Wetlands                                [*]             [*]   [*] M/Ac.
Stream Buffers                          [*]             [*]   [*] M/Ac.
                                        ---             ---
                         Subtotal       [*]             [*]   avg. [*] M/Ac.

Volume Reductions
-----------------------------
Low Site Areas                                          [*]
Visually Sensitive Areas                                [*]
Bald Eagle Management Areas                             [*]
                                                        ---

Totals                                                  [*]

Exclusions are better than average timber. The [*] acres average [*] MBF/acre, where Klamath overall averages [*] MBF/acre. There are understood to be more larger trees on the Exclusions. Volume Reductions for Low Site Areas would be in poorer than average timber and represent [*] MBF. The following calculated estimate assumes that the lesser value per MBF on Low Site Areas will offset the greater value per MBF for an equivalent volume on other Exclusions and Reductions.

On Low Site Areas               [*] MBF    Average Value          [*] MBF (23%)
On High Value Areas             [*] MBF

On High Value Areas             [*] MBF    Above Average Value    [*] MBF (77%)
                                ---                               --------

Total Exclusions & Reductions   [*] MBF                           [*] MBF (100%)

Thus 23% of the Total ([*] MBF) would net out at average value; 77% would be above average.

                                 Wesley Rickard

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[*]," have been filed separately with the Securities and Exchange Commission.

                                                            Page 4 of 5 04/11/02

         Alternative Estimates of Potential Exclusions/Reductions Impact


Average                                  Costs Lowered   Costs Lowered    Value Raised 10% &   Value Raised
                                              20%             10%         Costs Lowered 10%         10%

Log Value $[*]                                [*]             [*]                [*]                [*]
Operating Cost $[*]                           [*]             [*]                [*]                [*]
Conversion Return $[*]                        [*]             [*]                [*]                [*]

CR Increase on 77% of Exclusion               [*]             [*]                [*]                [*]
[e.g., [*]]

CR Increase on 100% of Exclusion              [*]             [*]                [*]                [*]
[e.g.,  [*]]

Exclusion MBF as % of Whole MBF               [*]             [*]                [*]                [*]
[[*]]

CR of Exclusion as % of Whole CR              [*]             [*]                [*]                [*]
[e.g., [*]]

Average                                       ------------------------ [*] ----------------------------

Median                                        ------------------------ [*] ----------------------------

Estimate                                      ------------------------ [*] -----------------------------

Market participants often give no value to such Exclusions and Reductions. Here their removal from value consideration is preliminarily estimated at 18% of the Klamath Naturals value, i.e., 18% of $[*] MM or $[*] MM.

              Land and Premerchantable Growing Stock Value Estimate

                                           Klamath                              Ochoco
                                Natural Stands   Plantations         Natural Stands   Plantations
                                --------------   -----------         --------------   -----------
Acres                                [*]             [*]                  [*]             [*]

Value/Acre                           [*]             [*]                  [*]             [*]

Land & Premerchantable
Growing Stock Estimate           [*] Million     [*] Million          [*] Million     [*] Million
                                --------------   -----------         --------------   -----------
                                         [*] Million                         [*] Million

                                 Wesley Rickard

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[*]," have been filed separately with the Securities and Exchange Commission.

                                                            Page 5 of 5 04/11/02

                      Seed Orchard & Nursery Value Estimate

Genetic Increment Present Value of 20% Yield Increase               [*]/acre(1)
Total Acreage Present Value of Yield Increase                       [*]/acre (2)
Acres Established from Annual Tree Production                       [*] acres(3)
--------------------------------------------------------------------------------
Annual Genetic Increment Gain                                       [*](4)
Annual Cost Avoided to Purchase Trees                               [*](5)
Annual Net Seed Orchard & Nursery Costs                             [*](6)
Annual Benefit Before Income Tax                                    [*]
Annual Benefit After 34% Tax                                        [*]
Present Value of 20 Years Benefit                                   [*](7) or
                                                                    [*] MM

(1)   Conservative PV of Yield at [*]/acre x 20%.

(2)   75% of production & acreage in genetically improved trees.

(3)   4MM trees produced + 400 trees per acre planted.

(4)   [*] acres @ [*]/acre.

(5)   [*] trees @ [*]/M.

(6)   Production Costs [*], Nursery Revenue Offsets [*].

(7) PV of [*]/year for 20 years @ [*]. Market cost of capital is [*] before tax, [*] when reduced by [*] for taxes. Twenty years is estimated useful life of nursery and seed orchard.

                   Highest & Best Use Increment Value Estimate

[*] and [*] have good development potential. They comprise [*] acres on [*], [*] acres in plantations valued at [*]/acre and [*] forested acres otherwise valued as forestland at [*]/acre.

Transactions in Klamath County at 3/30/2000 for [*] acres and at 12/21/2001 for [*] acres for rural residence and for a second home, when improvements are subtracted indicate approximately [*]/acre for land. The indication for [*] and [*] undeveloped is conservatively estimated at [*] of [*] or [*]/acre, an increment of [*] over the forestland value on [*] forested acres. That total increment of value is [*] x [*] acres or [*] million.

                                       Respectfully,

                                       /s/ Wesley Rickard
                                       ---------------------------
                                       Wesley Rickard

                                       /s/ Warren R. Weathers
                                       ---------------------------
                                       Warren Weathers

WR:sw

                                 Wesley Rickard

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[*]," have been filed separately with the Securities and Exchange Commission.

I certify that, to the best of my knowledge and belief:

1. The statements of fact contained in this report are the full truth to the best of my knowledge.

2. The reported analyses, opinions, and conclusions are limited only by the assumptions and limiting conditions, and are my personal, impartial, and unbiased professional analyses, opinions, conclusions, and recommendations.

3. I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest with respect to the parties involved.

4. I have no bias with respect to any property that is the subject of this report or to the parties involved with this assignment.

5. My engagement in this assignment was not contingent upon developing or reporting predetermined results.

6. My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated results, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

7. My analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice.

8. I have made a personal inspection of the property that is the subject of this report.

9. No one other than Wesley Rickard, Inc. has provided significant real property appraisal or appraisal consulting assistance to the person signing this certification.

/s/ Warren R. Weathers                                     4/8/02

Warren R. Weathers, MBA, ACF                               Date:
State Certified General Appraiser, OR #C 000008
Registered Professional Forester CA #2027